The Marcus Corporation

Ratio of Earnings to Fixed Charges

(dollars in thousands)

	13 Weeks Ended				Fiscal Year Ended
	8/30/2012		8/25/2011		5/31/2012		5/26/2011		5/27/2010		5/28/2009		5/29/2008
Earnings:
Earnings from continuing operations before income taxes	$18,387		$20,889		$37,439		$21,813		$25,213		$27,366		$33,699

Add (Less): Equity losses (earnings) from unconsolidated joint ventures, net	40		71		200		(545)		337		476		411
Add: Fixed charges (below)	3,156		3,440		13,753		14,736		15,900		18,235		17,945
Add: Amortization of capitalized interest	8		8		32		31		23		19		18
Add: Distributions from unconsolidated joint ventures	94		11		254		-		-		-		11
Less: Capitalized interest	(21)		(5)		(75)		(90)		(278)		(127)		(62)
Total Earnings	$21,664		$24,414		$51,603		$35,945		$41,195		$45,969		$52,022

Fixed Charges:
Interest expensed	$2,074		$2,351		$9,272		$10,362		$11,235		$13,963		$15,157
Interest capitalized	21		5		75		90		278		127		62
Amortized debt issuance costs	59		63		245		231		231		263		249
Estimate of interest within rental expense	1,002		1,021		4,161		4,053		4,156		3,882		2,477
Total Fixed Charges	$3,156		$3,440		$13,753		$14,736		$15,900		$18,235		$17,945

Ratio of Earnings to Fixed Charges (unaudited)	6.86	x	7.10	x	3.75	x	2.44	x	2.59	x	2.52	x	2.90	x